Exhibit 16.1

October 7, 2009

Office of the Accountant

Securities and Exchange Commission

100 F Street N. E.

Washington, DC 20549

Dear Sirs:

We have received a copy of the change in independent registered public accounting firm disclosure pursuant to Item 304 of Regulation S-K, and we are in agreement with the statements being made by STR Holdings, Inc. in its Registration Statement on Form S-1 dated October 7, 2009 and captioned “Change in Independent Registered Public Accounting Firm.” We hereby consent to the filing of this letter as an exhibit to the foregoing Registration Statement on Form S-1.

Sincerely,

/s/ UHY LLP

UHY LLP